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                                                           EXHIBIT NO. 99.5(a)

                         INVESTMENT ADVISORY AGREEMENT



         INVESTMENT ADVISORY AGREEMENT, dated as of this 18th day of July, 1984, by and between MFS GOVERNMENT GUARANTEED SECURITIES TRUST, a Massachusetts business trust (the "Trust"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                  WITNESSETH:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940; and

         WHEREAS, the Adviser is willing to provide business management services to the Trust on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Adviser. The Adviser shall provide the Trust with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of its funds. The Adviser shall act as Adviser to the Trust and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Trust shall be held uninvested, subject always to the restrictions of its Declaration of Trust, dated November 13, 1981, as amended, and By-Laws, as amended, as each may be further amended from time to time (respectively, the "Declaration" and "By-Laws"), to the provisions of the Investment Company Act of 1940, and the Rules, Regulations and orders thereunder, and to the Trust's then-current Prospectus. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Trust's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Trust to give instructions to the Custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Trust execution at the most favorable price. Subject to this requirement of seeking the
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most  favorable  price,  securities  may be  bought  from or sold to broker dealers who have furnished statistical, research and other information or services to the Adviser.

         2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of the Trust and maintaining its organization, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the Trust. The Adviser shall arrange, if desired by the Trust, for Directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Trust will pay all of its own expenses including, without limitation, compensation of Trustees not "affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Trust; expenses of repurchasing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing stock certificates, shareholder reports, notices, proxy statements and reports to governmental officers and commissions; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Trust; expenses of shareholder meetings; expenses relating to the issuance, registration and qualification of shares of the Trust and the preparation, printing and mailing of prospectuses for such purposes (except to the extent that any Distribution Agreement to which the Trust is a party provides that another party is to pay some or all of such expenses).

         3. Compensation of the Adviser. For the services to be rendered and the facilities provided, the Trust shall pay to the Adviser an investment advisory fee computed and paid monthly in an amount equal to the sum of 0.25% of the Trust's average daily net assets plus 3.4% of the Trust's gross income (i.e., income other than from the sale of securities), in each case on an annualized basis for the Trust's then-current fiscal year. Payment of the foregoing fee is subject to the provision that within 30 days following the close of any fiscal year of the Trust, the Adviser will pay to the Trust a sum equal to the amount by which the aggregate expenses of the Trust, but excluding interest, taxes, brokerage commissions and extraordinary expenses, incurred during such fiscal year exceed the lesser of either 25% of the Trust's gross income for that fiscal year or the sum of (a) 1 1/2 % of the Trust's average daily net assets during such fiscal year up to and including $40 million, and
(b) 1% of its average daily net assets during such fiscal year in excess of $40 million. The obligation of the Adviser to reimburse the Trust for expenses incurred during any year may be terminated or revised at any time by the Adviser without the consent of the Trust by notice in writing from the Adviser to the Trust. If the Adviser shall serve for less than the whole of any period specified in this Section 3, the compensation to the Adviser will be prorated.

         4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's principal underwriter, if any, as principals in making purchases or sales of securities or other property for the account of the Trust, except as permitted
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by the Investment Company Act of 1940 and the Rules,  Regulations or orders thereunder, will not take a long or short position in the shares of the Trust except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the then-current Prospectus of the Trust relative to the Adviser and its Directors and officers.

         5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its duties and obligations hereunder. As used in this Section 5, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as that corporation itself.

         6. Activities of the Adviser. The services of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render investment advisory and/or other services to others. The Adviser may permit other fund clients to use the initials "MFS" in their names. The Trust agrees that if the Adviser shall for any reason no longer serve as the Adviser to the Trust, the Trust will change its name so as to delete the initials "MFS." It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a shareholder or otherwise.

         7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1985 on which date it will terminate unless its continuance after August 1, 1985 is "specifically approved at least annually"
(i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by "vote of a majority of the outstanding voting securities" of the Trust.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by "vote of a majority of the outstanding voting securities" of the Trust, or by the Adviser, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment."

This Agreement may be amended only if such  amendment is approved by "vote of a majority of the outstanding voting securities" of the Trust. The terms "specifically approved at least annually," "vote of a majority of the outstanding voting securities", "assignment," "affiliated person," and "interested persons," when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereto duly authorized, all as of the day and year first above written. The undersigned Trustee of the Trust has executed this Agreement not individually, but as Trustee under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, individually, but bind only the Trust estate.

                                       MFS GOVERNMENT GUARANTEED
                                         SECURITIES TRUST



                                       By:      RICHARD B. BAILEY
                                                Richard B. Bailey
                                                Chairman and Trustee


                                       MASSACHUSETTS FINANCIAL SERVICES COMPANY



                                       By:      H. ALDEN JOHNSON, JR.
                                                H. Alden Johnson, Jr.
                                                President